Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Appointment of New Senior Vice President and Chief Financial Officer

DENTON, Texas—(BUSINESS WIRE)—June 12, 2008—The Board of Directors of Sally Beauty Holdings, Inc. (NYSE:SBH) has elected Mark J. Flaherty as Senior Vice President and Chief Financial Officer. Mr. Flaherty oversees accounting, payroll and benefits, treasury and risk management, finance, tax, investor relations, strategic planning and loss prevention.

Mr. Flaherty has served as the Acting Chief Financial Officer of the Company since April 11, 2008, and as its Vice President, Chief Accounting Officer and Controller since October of 2007.  Prior to joining the Company, Mr. Flaherty served in a number of positions with Tandy Brands Accessories, Inc., most recently as its Chief Financial Officer from August 2002 to October 2007. Mr. Flaherty previously held the positions of Divisional Controller and Assistant Corporate Controller of various companies in the real estate and staffing industries. Prior to 1991, Mr. Flaherty was employed in the audit practice at the accounting firm formerly known as Coopers & Lybrand. Mr. Flaherty is a certified public accountant.

“Mark has done a terrific job as Acting CFO; the Board of Directors and I are very pleased to appoint him as Senior Vice President and CFO” said Gary Winterhalter, President and Chief Executive Officer. “He brings significant public-company financial and operational experience and is a great addition to our management team.”

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.5 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 5,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.